Exhibit 99.2

NEWFIELD SIGNS AGREEMENT TO EXPLORE,
DEVELOP 52,000 ACRES IN SOUTH TEXAS

FOR IMMEDIATE RELEASE

HOUSTON - October 10, 2005 -- Newfield Exploration Company (NYSE:NFX) today announced the signing of an agreement with Exxon-Mobil to jointly explore and develop approximately 52,000 gross acres controlled by Exxon-Mobil in South Texas. Newfield expects that two-to-three drilling rigs will be active on these properties over the next three years.

The agreement covers properties in Kenedy, Starr and Hidalgo counties, all of which are located in Newfield’s core South Texas activity regions. Production from these counties has accounted for a significant portion of Newfield’s onshore growth. Since entering South Texas in 2000, Newfield has grown net production to a current rate of more than 200 MMcfe/d. The growth is a result of acquisitions, exploration success and field developments. In addition to the acreage covered under this venture, Newfield owns interests in more than 200,000 gross lease acres in South Texas.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield’s areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent and the Uinta Basin of the Rocky Mountains. The Company has development projects underway offshore Malaysia, in the U.K. North Sea and in Bohai Bay, China.

**The statements set forth in this release regarding future drilling activities are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, labor conditions and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

Newfield Exploration Company	For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020	Steve Campbell
Houston, TX 77060	(281) 847-6081
http://www.newfld.com	info@newfld.com

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